EXHIBIT 10.59
PATENT AND TECHNOLOGY LICENSE AGREEMENT
     This thirty-one (31) page AGREEMENT (“AGREEMENT”) is made on this 30th day of September, 2006, by and between THE BOARD OF REGENTS (“BOARD”) of THE UNIVERSITY OF TEXAS SYSTEM (“SYSTEM”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER (“UTMDACC”), a component institution of SYSTEM, and Introgen Therapeutics, Inc., a Texas corporation having a principal place of business located at 301 Congress, Suite 1850, Austin, Texas 78701 (“LICENSEE”).
RECITALS
A.	BOARD owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER developed at UTMDACC.

B.	BOARD, through UTMDACC, desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, BOARD, SYSTEM, UTMDACC, the inventor(s), and the public as outlined in BOARD’s Intellectual Property Policy.

C.	LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:
I. EFFECTIVE DATE
1.1	This AGREEMENT is effective as of the date first listed above (“EFFECTIVE DATE”).

1

II. DEFINITIONS
As used in this AGREEMENT, the following terms have the meanings indicated:
2.1	AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2	LICENSED FIELD means [*].

2.3	LICENSED PRODUCTS means any product or service sold by LICENSEE, its AFFILIATES or SUBLICENSEES comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.4	LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

2.5	LICENSED TERRITORY means [*].

2.6	MAJOR MARKET COUNTRIES means, collectively, all of the United States, Japan and at least four of the following countries in Europe: United Kingdom, France, Germany, Spain, Italy, Sweden and Switzerland.

2.7	NET SALES means the gross revenues received by LICENSEE, its AFFILIATES or SUBLICENSEES from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE, AFFILIATES or SUBLICENSEES in their official books and records in accordance with generally accepted
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accounting practices and consistent with their published financial statements and/or regulatory filings with the United States Securities and Exchange Commission.
2.8	PATENT RIGHTS means (a) all of BOARD’s rights in and to any patents and patent applications, whether domestic or foreign, that claim any invention, information or discovery described in any of the invention disclosures defined in Exhibit I attached hereto, including the patent application listed in Exhibit I, and all patents, whether domestic or foreign that issue thereon; and (b) all divisionals, continuations, continuations-in-part (to the extent the claims of such continuations-in-part are entitled to claim priority to the aforesaid patents and/or patent applications defined in clause (a)), reissues, reexaminations or extensions of the patents and patent applications defined in clause (a), and any letters patent, domestic or foreign that issue thereon. From time to time during the term of this AGREEMENT, upon request by either party, LICENSEE and BOARD shall promptly update Exhibit I to include all patent applications and patents that are within PATENT RIGHTS.

2.9	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value (or, with respect to LICENSED PRODUCTS that are services, the provision of such services for value on a fee-for-services basis) to a party other than LICENSEE, an AFFILIATE or a ROYALTY-FREE PRACTITIONER. As used herein, “ROYALTY-FREE PRACTITIONER” means UTMDACC and Jack Roth, M.D. ( the “PHYSICIAN INVENTOR”), and any partner or associate who practices medicine with one or more of the PHYSICIAN INVENTOR, but with respect to such partner or associate, only for such time as they are engaged in a bona fide medical practice with one or more of the PHYSICIAN INVENTOR.

2.10	SUBLICENSEE means any third party to whom LICENSEE has granted a sublicense under the LICENSED SUBJECT MATTER to make and sell LICENSED PRODUCTS, with respect to LICENSED PRODUCTS made and sold by such SUBLICENSEE. As used herein, “SUBLICENSEE” shall also mean a third party to whom LICENSEE has granted the exclusive right to distribute LICENSED PRODUCTS supplied by LICENSEE, provided that such third party is responsible for all marketing and promotion of the subject LICENSED PRODUCTS within its exclusive territory.

2.11	SUBLICENSE INCOME means all consideration received by LICENSEE from a SUBLICENSEE in consideration of a sublicense of the LICENSED SUBJECT MATTER, including but not limited to, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments and equity securities. SUBLICENSE INCOME shall specifically exclude: (i) payments received by LICENSEE from a sublicense as a result of the purchase or sale of debt or equity securities of LICENSEE by such sublicense, and (ii) payments for research and development of the LICENSED PRODUCTS; and (iii) any royalties that LICENSEE receives for the SUBLICENSEE’S sale of LICENSED PRODUCTS (which are captured under Section 4.1 (d)).

2.12	TECHNOLOGY RIGHTS means BOARD’S rights in any technical information, knowhow, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibit I, or those working in the lab or under the supervision or direction of one or more of the inventor(s) listed in Exhibit I, at UTMDACC before the EFFECTIVE DATE, whether or not claimed in PATENT RIGHTS but that are reasonably necessary for practicing an invention at any time claimed in the PATENT RIGHTS.
2.13	VALID CLAIM means either (a) a claim of an issued and unexpired patent included within the PATENT RIGHTS which has not been held unenforceable, unpatentable or invalid by the final decision of a court or other governmental agency of competent jurisdiction, in which such decision is unappealable or unappealed within the time allowable for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a pending claim in a patent application within the PATENT RIGHTS, provided that if such pending claim has not issued as a claim or an issued patent within the PATENT RIGHTS within five (5) years after the filing of the application in which such claim first appears, such pending claim shall not be a VALID CLAIM for purposes of this AGREEMENT, unless and until subsequent to such five (5) year period, such pending claim is issued as a claim of an issued and unexpired patent included within the PATENT RIGHTS as set forth in (a) above.
III. LICENSE
3.1	BOARD, through UTMDACC, hereby grants to LICENSEE a [*] license under LICENSED SUBJECT MATTER to [*] LICENSED PRODUCTS, to [*] the LICENSED SUBJECT MATTER, in each case within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to Sections 14.2 and 14.3 herein below, the payment by LICENSEE to UTMDACC of all consideration as provided herein, and is further subject to the following rights retained by BOARD and UTMDACC to:
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(a)	Publish the general, scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of Article XI-Confidential Information and Publication; and

(b)	Use LICENSED SUBJECT MATTER for research, teaching, patient care, and other educationally-related purposes; and

(c)	Transfer LICENSED SUBJECT MATTER to academic or research institutions for non-commercial research use.
3.2	LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to UTMDACC within thirty (30) calendar days following execution thereof.

3.3	LICENSEE may grant and authorize sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT. LICENSEE is responsible to use commercially reasonable efforts to cause its SUBLICENSEES to comply with the relevant obligations under this AGREEMENT, and for diligently collecting all amounts due LICENSEE from SUBLICENSEES. If a SUBLICENSEE pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4	LICENSEE must deliver to UTMDACC a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.5	If this AGREEMENT is terminated pursuant to Article XIII-Term and Termination, all sublicenses granted hereunder that are in compliance with their terms shall survive the termination provided that each such SUBLICENSEE consents in writing to be bound directly to BOARD and UTMDACC to all of the terms and conditions of this AGREEMENT, subject to any field of use or jurisdictional limitations provided in the original sublicense; provided that in such case the SUBLICENSEE’S obligation to pay the costs of searching, preparing, filing, prosecuting and maintaining the LICENSED SUBJECT MATTER would, notwithstanding Article XI, be limited to a percentage of such costs based on the number of licensees of such LICENSED SUBJECT MATTER. For example, if there were four licensees, the percentage would be 25%.
IV. CONSIDERATION, PAYMENTS AND REPORTS
4.1	In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay UTMDACC the following:
(a)	All [*], for so long as, and in such countries as this AGREEMENT remains in effect. UTMDACC will invoice LICENSEE after the AGREEMENT has been fully executed by all parties for expenses incurred as of that time and on a quarterly basis thereafter. The invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar days of invoice; and

(b)	a [*] fee in the amount of [*]. This fee will not reduce the amount of any other payment provided for in this ARTICLE IV, and is due and payable within thirty (30) calendar days after the AGREEMENT has been fully executed by all parties and LICENSEE has received an invoice for the amount from UTMDACC; and

(c)	[*] due and payable as follows until the first SALE:
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▪	First, second and third anniversary of the EFFECTIVE DATE: [*];

▪	Fourth, fifth sixth and seventh anniversary of the EFFECTIVE DATE: [*];

▪	Eighth and all subsequent anniversaries of the EFFECTIVE DATE until first SALE: [*] (collectively, the “Annual Maintenance Fee”).
The Annual Maintenance Fees will be due without invoice within thirty (30) days of each anniversary of the EFFECTIVE DATE until first SALE and will not reduce the amount of any other payment provided for in this ARTICLE IV; and
(d)	A running royalty equal to [*] attributed to SALES of LICENSED PRODUCTS by LICENSEE, AFFILIATES and SUBLICENSEES, subject to the following:
▪	It is understood that royalties shall be due under this Section 4.l(d) above only on SALES of LICENSED PRODUCTS, the SALE of which would, but for the license granted herein, infringe a VALID CLAIM in the country for which such LICENSED PRODUCT is SOLD. However, if the SALE of a LICENSED PRODUCT would infringe a VALID CLAIM in the MAJOR MARKET COUNTRIES, LICENSEE shall pay royalties hereunder on all sales of such LICENSED PRODUCT in any country, regardless of whether the sale of such product in such country would infiinge a VALID CLAIM.

▪	In the event that more than one patent within the PATENT RIGHTS is applicable to any LICENSED PRODUCT subject to royalties under this Section 4.l(d), then only one royalty shall be paid to UTMDACC in respect of such quantity of the LICENSED PRODUCTS and in any event
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no more than one royalty will be payable hereunder with respect to any particular LICENSED PRODUCT unit;
▪	No royalty shall be payable under this Section 4.1 (d) with respect to the SALE of LICENSED PRODUCTS between or among LICENSEE, AFFILIATES and SUBLICENSEES, provided that such LICENSED PRODUCTS are to be resold to unrelated third parties, or with respect to any fees or other payments paid between or among LICENSEE and AFFILIATES; nor shall a royalty be payable under this Section 4. 1(d) with respect to SALES of LICENSED PRODUCTS for use in clinical trials or as samples;

▪	In the event that a LICENSED PRODUCT is sold in combination as a single product, or in a kit, with another product or component and no royalty would be due hereunder on the sale of such other product or component alone, then NET SALES from such combination sales for purposes of calculating the amounts due under this Section 4.l(d) shall be as reasonably allocated, as determined in good faith by LICENSEE and UTMDACC, between such LICENSED PRODUCT and such other product or components, based upon their relative importance and proprietary protection as commercially reasonable;

▪	To the extent that the LICENSEE is required, by order or judgment of any court to obtain in any jurisdiction any license from a third party in order to practice the rights granted to the LICENSEE hereunder, or LICENSEE otherwise reasonably determines that such a license is necessary, then up to [*] may be deducted from royalties otherwise payable to UTMDACC
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from the LICENSEE in that jurisdiction, provided that in no event shall the royalties payable to UTMDACC pursuant to this Section 4.l(d) in any quarterly period in such jurisdiction be reduced by [*]; and

▪	Notwithstanding the foregoing, if SALES of a LICENSED PRODUCT subject to royalty obligations under this Section 4.l(d) are also subject to a royalty under one or more other agreements entered into by Introgen Therapeutics, Inc. and UTMDACC, LICENSEE may reduce the royalties payable hereunder by fifty percent (50%) with respect to SALES of such LICENSED PRODUCT. To the extent such other agreements do not provide for a corresponding fifty percent (50%) reduction in the royalties payable thereunder to account for royalties payable under this AGREEMENT, they shall by this AGREEMENT be deemed amended to provide for such corresponding fifty percent (50%) reduction in the royalties payable thereunder; and
(e)	After first SALE, minimum annual royalties of [*]. This amount shall be due and payable within thirty (30) days of the first and all subsequent anniversaries of the EFFECTIVE DATE which follows the first SALE (“Minimum Annual Royalties”); provided, however, that in the event that there is less than a twelve month period between the first SALE and the first anniversary of the EFFECTIVE DATE which follows the first SALE, then LICENSEE shall pay the following: (1) the Annual Maintenance Fee due for that year multiplied by the fraction, A/C, where A is the number of months between the anniversary of the EFFECTIVE DATE preceding the first SALE and the first SALE and C is twelve (12); and (2) the Minimum Annual
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Royalty multiplied by the fraction B/C, where B is the number of months between the first SALE and the first anniversary of the EFFECTIVE DATE which follows the first SALE, C is twelve and A + B = twelve (12). Additionally, running royalties accrued under Section 4.l(d) and paid to UTMDACC during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the Minimum Annual Royalties due on that anniversary date; and
(f)	the following percentage of SUBLICENSE INCOME received by LICENSEE:
▪	[*] of SUBLICENSE INCOME received by the LICENSEE from the EFFECTIVE DATE until the [*] anniversary thereof; and

▪	[*] of SUBLICENSEE INCOME received by LICENSEE on and after the [*] anniversary of the EFFECTIVE DATE until the termination or expiration of this AGREEMENT.
Additionally, the maximum payment to UTMDACC under this Section 4.l(f) for each sublicense agreement is [*].
4.2	Unless otherwise provided, all such payments are payable within thirty (30) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to UTMDACC a true and accurate report, giving such particulars of the business conducted by LICENSEE, its AFFILIATES and its SUBLICENSEES, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for UTMDACC to account for LICENSEE’s payments hereunder. This report will include pertinent data, including, but not limited to:
(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and
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(b)	a list of LICENSED PRODUCTS produced for the three (3) preceding calendar months; and

(c)	the total quantities of LICENSED PRODUCTS produced; and

(d)	the total SALES; and

(e)	the calculation of NET SALES; and

(f)	the royalties so computed and due UTMDACC and/or minimum royalties; and

(g)	all SUBLICENSING INCOME received from each SUBLICENSEE and payments due UTMDACC under Section 4.l(f); and

(h)	all other amounts due UTMDACC herein.
Simultaneously with the delivery of each such report, LICENSEE agrees to pay UTMDACC the amount due, if any, for the period of such report. These reports are required even if no payments are due.
4.3	During the term of this AGREEMENT and for one (1) year thereafter, LICENSEE agrees to keep complete and accurate records of its, its AFFILIATES’ and its SUBLICENSEES’ SALES and NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit UTMDACC or its representatives, at UTMDACC’s expense, to periodically examine LICENSEE’S books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If any amounts due UTMDACC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at the highest allowable rate.
4.4	Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to UTMDACC a written progress report as to LICENSEE’S (and any SUBLICENSEE’s) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE’s (and SUBLICENSEE’s) commercialization plans for the upcoming year.

4.5	All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks are to be made payable to The University of Texas M. D. Anderson Cancer Center, and sent by United States mail to Box 297402, Houston, Texas 77297, Attention: Grants and Contracts or by wire transfer to:

[*]

4.6	No payments due or royalty rates owed under this AGREEMENT will be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and LICENSEE.
V. SPONSORED RESEARCH
5.1	If LICENSEE desires to sponsor research for or related to the LICENSED SUBJECT MATTER, and particularly where LICENSEE receives payments for sponsored research pursuant to a sublicense under this AGREEMENT, LICENSEE (a) will notify UTMDACC in writing of all opportunities to conduct this sponsored research (including clinical trials, if applicable), (b) will solicit research and/or clinical proposals from UTMDACC for this purpose, and (c) will give good faith consideration to funding the proposals at UTMDACC.
VI. PATENTS AND INVENTIONS
6.1	If after consultation with LICENSEE both parties agree that a new patent application should be filed for LICENSED SUBJECT MATTER, UTMDACC will prepare and file appropriate patent applications, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same. If LICENSEE notifies UTMDACC that it does not intend
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to pay the cost of an application, or if LICENSEE does not respond or make an effort to agree with UTMDACC on the disposition of rights of the subject invention, then UTMDACC may file such application at its own expense and LICENSEE’S rights to such application under this AGREEMENT shall terminate in their entirety; provided, however, that if LICENSEE files and maintains patents in the MAJOR MARKET COUNTRIES, UTMDACC may not terminate LICENSEE’S rights to applications filed in other jurisdictions. UTMDACC will provide LICENSEE with a copy of the application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed during prosecution thereof. UTMDACC shall consult with LICENSEE in a timely manner concerning (i) scope and content of all patent applications within the PATENT RIGHTS prior to filing such patent applications, and (ii) content of and proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during prosecution of any patent applications within the PATENT RIGHTS. For purposes of this Paragraph 6.1, “timely” shall mean sufficiently in advance of any decision by UTMDACC or any deadline imposed upon written response by UTMDACC so as to allow LICENSEE to meaningfully review such decision or written response and also provide comments to UTMDACC in advance of such decision or deadline to allow comments of LICENSEE respect to the PATENT RIGHTS to be considered and incorporated into UTMDACC’s decision or written response. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information received pursuant to this Section confidential.

6.2	With respect to the filing of any patent application within the PATENT RIGHTS, or the prosecution of any patent application within the PATENT RIGHTS, or the maintenance of any patent within the PATENT RIGHTS, if UTMDACC elects not to file for or continue prosecution of any such patent application or maintain any such patent, UTMDACC shall promptly notify LICENSEE in writing sufficiently in advance of any deadline to enable LICENSEE to file for or continue prosecution of such patent application and/or maintain such patent, and in such event LICENSEE (or its. designee) may at its discretion pursue such filing, prosecution and/or maintenance of its own expense in UTMDACC’s name.
VII. INFRINGEMENT BY THIRD PARTIES
7.1	LICENSEE, at its expense, shall use commercially reasonable efforts to enforce any patent exclusively licensed hereunder against substantial and continuing infringement by third parties and is entitled to retain recovery from such enforcement. It is understood, however, that such obligation shall not be deemed to require LICENSEE to take such actions with respect to each such infringement, and LICENSEE may take into account reasonable strategic and other considerations in determining which infringers to take action against, as well as when and whether to do so. After reimbursement of LICENSEE’s reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay a percentage of the monetary recovery it receives to UTMDACC, such percentage to be equal to the percentage that would apply under Section 4.1 if such monetary recovery was considered SUBLICENSE INCOME under this AGREEMENT; provided that for any monetary recovery that is for sales of LICENSED PRODUCTS lost to the infringement, in no event shall LICENSEE be responsible to pay UTMDACC amounts in excess of the royalty detailed in Section 4.l(d) for such lost sales. LICENSEE must notify UTMDACC in writing of any material potential infringement within thirty (30) calendar days of knowledge thereof. If within twelve (12) months of a request by UTMDACC to file suit, LICENSEE does not file suit against a third party that UTMDACC and LICENSEE mutually agree is a substantial infringer and that enforcement would be in the best interest of the licensed products (such agreement not to be unreasonably withheld), or where there is a good-faith dispute on the matter, it is so determined pursuant to the dispute-resolution procedures of Section 15.6 below, then BOARD or UTMDACC may, at its sole discretion, enforce any patent licensed hereunder against the infringing activities of such infringer, with UTMDACC retaining [*] of all recoveries from such enforcement after reimbursement of UTMDACC’s reasonable legal costs and expenses related to such recovery; provided LICENSEE shall always have the option to jointly participate in such enforcement action, including, at LICENSEE’s discretion, by jointly bringing the action with UTMDACC or joining as a party plaintiff. If LICENSEE joins such suit and shares in the legal costs and expenses of the enforcement, then any recovery from such enforcement shall be shared by the parties [*]; provided that in no event shall UTMDACC retain more than [*] of any recovery after reimbursement of legal costs.

7.2	In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit reasonable access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession, and where LICENSEE is the party bringing the suit, BOARD and UTMDACC will, subject to the statutory authority of the Attorney General of the State of Texas, join the suit as a party plaintiff and sign all documents necessary to do so.
VIII. PATENT MARKING
8.1	LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and, when possible, actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or SUBLICENSEES of LICENSEE will be permanently and
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legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country’s patent laws, including Title 35, United States Code.
IX. INDEMNIFICATION AND INSURANCE
9.1	LICENSEE agrees to hold harmless and indemnify BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney’s fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its officers, its AFFILIATES or their officers, employees, agents or representatives.

9.2	In no event shall BOARD, SYSTEM or UTMDACC be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether BOARD, SYSTEM or UTMDACC knows or should know of the possibility of such damages.

9.3	Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold (including for the purpose of obtaining regulatory approvals) by LICENSEE, an AFFILIATE, or by a SUBLICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [*] and LICENSEE shall use reasonable efforts to have the BOARD, SYSTEM, UTMDACC, their Regents, officers, employees, students and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad
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form contractual liability coverage for LICENSEE’s indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE’S liability with respect to its indemnification under this AGREEMENT.

9.4	LICENSEE shall provide UTMDACC with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, LICENSEE shall provide UTMDACC with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

9.5	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: [*].
X. USE OF BOARD AND UTMDACC’S NAME
10.1	LICENSEE will not use the name of (or the name of any employee of) UTMDACC, SYSTEM or BOARD in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of BOARD secured through:
The University of Texas
M. D. Anderson Cancer Center
Legal Services, Unit 0537
P.O. Box 301439
Houston, TX 77230- 1439
ATTENTION: Natalie Wright
Email: nwright@mdanderson.org
Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC, SYSTEM or BOARD in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent, including when
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indicating, as a factual matter, that UTMDACC, SYSTEM or BOARD is a licensor of LICENSEE under this AGREEMENT in connection with either or both of the following:
(a)	communications associated with LICENSEE’s financing activities; and

(b)	communications (other than promotions and advertisements) directed to describing or responding to inquiries concerning the business, technology, products, services and associated activities of LICENSEE.
XI. CONFIDENTIAL INFORMATION AND PUBLICATION
11.1	UTMDACC and LICENSEE each agree that all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that such information:
(a)	was in the public domain at the time of disclosure; or

(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure, as demonstrated by competent written proof (such as contemporaneous records); or

(e)	was independently developed by the recipient party without use of the disclosing party’s confidential information, as demonstrated by competent written proof (such as contemporaneous records); or

(f)	is required by law or regulation to be disclosed.

Notwithstanding the foregoing, LICENSEE may disclose any LICENSED SUBJECT MATTER comprising the confidential information of UTMDACC to third parties pursuant to a commercially reasonable confidentiality agreement, or otherwise in connection with the exercise of its license rights under this AGREEMENT.

11.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party’s confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter.

11.3	UTMDACC reserves the right to [*]. UTMDACC will submit [*] to LICENSEE at least thirty (30) calendar days before [*] and LICENSEE shall have the right to [*] in order to protect LICENSEE’s confidential information. Upon LICENSEE’s request, publication may be delayed up to sixty (60) additional calendar days to enable LICENSEE to secure adequate intellectual property protection of LICENSEE’s confidential information that would otherwise be affected by [*].
XII. ASSIGNMENT
12.1	Except in connection with the sale of all or substantially all of LICENSEE’S business or assets relating to this AGREEMENT to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of UTMDACC, which will not be unreasonably withheld.
XIII. TERM AND TERMINATION
13.1	Subject to Sections 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE to [*].
     [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2	Any time after [*] from the EFFECTIVE DATE, BOARD or UTMDACC have the right to terminate the exclusivity of this license in any national political jurisdiction within the LICENSED TERRITORY if LICENSEE, within ninety (90) calendar days after receiving written notice from UTMDACC of the intended termination, fails to provide reasonable written evidence that LICENSEE or its SUBLICENSEE(s) has commercialized or is actively and effectively attempting to commercialize a licensed invention in such jurisdiction(s), provided that if LICENSEE or its SUBLICENSEE(s) .has commercialized or is actively and effectively attempting to commercialize a licensed invention within any of the United States, Japan or any MAJOR MARKET COUNTRY in Europe, LICENSEE shall be considered to have satisfied its obligations under this Section 13.2 worldwide. The following definitions apply to Section 13.2: (a) “commercialized” means having SALES in such jurisdiction; and (b) “actively and effectively attempting to commercialize” means having an ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward developing, obtaining regulatory approval, and/or production and/or SALES in any jurisdiction.

13.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:
(a)	automatically, if LICENSEE becomes bankrupt and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b)	upon thirty (30) calendar days written notice from UTMDACC, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV, or use of name obligations of ARTICLE X, unless, before the end of the such thirty (30) calendar day
     [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

notice period, LICENSEE has cured the default or breach, and so notifies UTMDACC, stating the manner of the cure; or

(c)	upon ninety (90) calendar days written notice from UTMDACC if LICENSEE breaches or defaults on any other material obligation under this AGREEMENT, unless, before the end of the such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach and so notifies UTMDACC, stating the manner of the cure; or

(d)	at any time by mutual written agreement between LICENSEE and UTMDACC upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination.
Notwithstanding the foregoing, if before the end of the applicable cure period of Section13.3(b) or (c) above, LICENSEE disputes the breach or default claimed by UTMDACC, UTMDACC shall not have the right to terminate this AGREEMENT unless and until the parties have completed the dispute resolution procedure outlines in Section 15.6, LICENSEE is found to have materially breached this AGREEMENT, and LICENSEE fails to cure such breach within the applicable cure period following such determination; provided that the foregoing shall not suspend any obligation of LICENSEE to pay to UTMDACC any undisputed amount owed by LICENSEE to UTMDACC under this AGREEMENT, during the pendency of any determination of breach. Additionally, UTMDACC can terminate according to Section 13.3(b) above if it is for nonpayment of patent expenses pursuant to Section 4.l(a), nonpayment of the license documentation fee in Section 4.l(b), nonpayment of the Annual Maintenance Fees in Section 4.l(c) or nonpayment of the Minimum Annual Royalties in Section 4.1 (e).
13.4 Upon termination of this AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

(b)	the parties covenant and agree to be bound by the provisions of Articles IX (Indemnification and Insurance), X (Use of Board and UTMDACC’s Name) and XI (Confidential Information and Publication) of this AGREEMENT, and any other provisions that by their nature or as otherwise provided herein, are intended to survive this AGREEMENT; and

(c)	LICENSEE may, for a period of [*] after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to Article IV of this AGREEMENT; and

(d)	Subject to Sections, 3.5, 13.1 and 13.4(c), the license granted to LICENSEE under Section 3.1 shall terminate and LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT.
XIV. WARRANTY: SUPERIOR-RIGHTS
14.1	Except for the rights, if any, of the Government of the United States of America as set forth below, BOARD represents and warrants its belief that (a) it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (b) it has the sole right to grant licenses thereunder, and (c) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

14.2	LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America
     [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(“Government”) and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government’s rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. To the extent required by applicable law or regulation, LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT.

14.3	LICENSEE understands and agrees that BOARD and UTMDACC, by this AGREEMENT, make no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD and UTMDACC, by this AGREEMENT, also make no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by BOARD or UTMDACC in the LICENSED FIELD, nor do BOARD and UTMDACC make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

14.4	LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in any way by BOARD, SYSTEM, UTMDACC or employees thereof to enter into this AGREEMENT
XV. GENERAL
15.1	This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

15.2	Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of UTMDACC to:
The University of Texas M. D. Anderson Cancer Center
Office of Technology Commercialization
7515 S. Main, Suite 490, Unit 0510
Houston, Texas 77030
ATTENTION: Christopher C. Capelli, M.D.
or in the case of LICENSEE to:
Introgen Therapeutics, Inc.
301 Congress, Suite 1850
Austin, Texas 78701
ATTENTION: David Nance
     or other addresses as may be given from time to time under the terms of this notice provision.
15.3	LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

15.4	LICENSEE acknowledges that the LICENSED SUBJECT MATTER is subject to U. S. export control jurisdiction. LICENSEE agrees to comply with all applicable international and national laws that apply to the LICENSED SUBJECT MATTER, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

15.5	This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and

LICENSEE consents to the jurisdiction of such courts; however, nothing in this AGREEMENT shall be deemed as a waiver by BOARD, SYSTEM or UTMDACC of its sovereign immunity.
15.6	Certain disputes arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach may be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by binding arbitration, conducted in the city of Houston, Harris County, Texas, in accordance with the applicable, then-current procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the LICENSED SUBJECT MATTER. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 15.6 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. Notwithstanding the foregoing, the decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15.7	Failure of BOARD or UTMDACC to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

15.8	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.9	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE		INTROGEN THERAPEUTICS, INC.
UNIVERSITY OF TEXAS SYSTEM

By:	/s/ John Mendelson M.D. John Mendelsohn, M.D.	By:	/s/ J. David Enloe Jr. J. David Enloe, Jr.
	President		Sr. Vice President
	The University of Texas	Date: 9-OCT-06
Date: 11/13/06

THE UNIVERSITY OF TEXAS
M. D. ANDERSON CANCER CENTER

By:	/s/ Leon Leach

Leon Leach
Executive Vice President
The University of Texas
M. D. Anderson Cancer Center
Date: 11/13/06

Approved as to Content:

By:	/s/ Christopher C. Capelli

Christopher C. Capelli
Vice President, Technology Transfer
M.D. Anderson Cancer Center

Approved as to form:
/s/ NW

NW/LS

Reviewed and Approved by
UTMDACC Legal Services for
UTMDACC Signature:
/s/ Illegible Signature 11/8/06

EXHIBIT I
[*]
     [*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.